Exhibit 10.1

Performance Equity Award Agreement

March 21, 2011

[Name]
[Address]

Dear [Name]:

You have been selected by the Compensation Committee of the Board of Directors (the “Board”) of KBW, Inc. (“KBW”) to receive a long term incentive award under the KBW, Inc. 2009 Incentive Compensation Plan (the “Plan”) in the form of performance equity awards (“Performance Equity Awards”) described below. The Performance Equity Awards are Other Stock-Based Awards, as defined in the Plan.  Each Performance Equity Award corresponds to one share of KBW Common Stock (“Common Stock”). A Performance Equity Award constitutes a contingent and unsecured promise of KBW to pay you one share of Common Stock. As the holder of Performance Equity Awards, you have only the rights of a general unsecured creditor of KBW, including, but not limited to, any rights in respect of settlement of Performance Equity Awards and the payment of any amounts reflecting dividends or other cash distributions. You will not be a stockholder with respect to the shares of Common Stock corresponding to your Performance Equity Awards unless and until your Performance Equity Awards are converted to shares.

Capitalized terms used but not defined in this letter agreement have the meanings given those terms in the Plan.

KBW has made this Performance Equity Award as an incentive for you to remain an Employee and provide services to KBW. This Performance Equity Award Agreement sets forth the general terms and conditions of your Performance Equity Award and is subject to additional terms set forth in the Plan. The purpose of your Performance Equity Award is, among other things, to align your interests with the interests of KBW and its stockholders, to reward you for continuing as an Employee providing service to KBW in the future and your compliance with KBW’s policies, and to protect KBW’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests. In view of these purposes, the number of Performance Equity Awards that you earn under this Performance Equity Award Agreement will depend on KBW’s performance during the performance period specified below (the “Performance Period”). Moreover, you will earn the Performance Equity Awards only if you continue to remain an Employee until the end of the Performance Period (subject to limited exceptions set forth herein and in the Plan).  You will have no right to your Performance Equity Awards except as expressly provided herein and in the Plan.

1.           Grant of Award and Establishment of Performance Period.  You have been granted Performance Equity Awards for the Performance Period as described in the following table which, on the Settlement Date under Section 5 below, will be settled in shares of Common Stock:

Performance Period	Number of Shares of Common Stock Payable Upon Attainment of Target Performance Level	Year of Potential Payout
2011-2013	40,080	2014

2.            Establishment of Threshold, Target and Maximum Performance Levels.  The threshold, target and maximum performance levels applicable to your Performance Equity Awards are based on the Return on KBW Average Equity (as defined below) for the Performance Period and are shown in the following table:

2011-2013 Performance Period
Threshold	5%
Target	10%
Maximum	12.5%

3.           Percentage of Performance Equity Awards Earned. Following the end of the Performance Period, the Committee shall determine and certify in writing the extent to which the performance levels were in fact satisfied for the Performance Period, if at all, and the percentage of the Performance Equity Awards earned for the Performance Period in accordance with the following schedule, subject to any adjustment by the Committee in its discretion in accordance with Section 12.3 of the Plan:

Actual Performance Period Return on KBW Average Equity	Percentage of Performance Equity Awards Earned
Maximum or above	200%
Target	100%
Threshold	20%
Below Threshold	0%

               If the actual Performance Period Return on KBW Average Equity is between Threshold and Target or between Target and Maximum, the percentage of your Performance Equity Awards earned between 20% and 100% or between 100% and 200%, respectively, shall be determined by linear interpolation (subject to any adjustment otherwise permitted).

4.   Definitions

In addition to defined terms included in the Plan, the following terms apply to this Performance Equity Award.  To the extent any terms are defined herein and are inconsistent with the definition provided in the Plan, the definitions in this Performance Equity Award Agreement will be deemed to be the applicable definition.

“Average Stockholders’ Equity” is defined to be the quarterly average for each year included in the Performance Period of the “Total Stockholders’ Equity” attributable to Common Stock, but excluding any equity amounts attributable to preferred stock or other securities, using quarter end numbers , as reported in the consolidated financial statements of the Company prepared in conformity with United States generally accepted accounting principles as codified in the FASB Accounting Standards Codification (“GAAP ”), as applied to SEC registrants (or any other governing accounting standards as may from time to time in the future be applicable for SEC registrants), reported in a public filing with the SEC prior to the determination of the percentage of the Performance Equity Awards earned for the Performance Period.  By way of example only, if the quarter end Total Stockholders’ Equity for a year was $400 million at first quarter end, $410 million at second quarter end, $420 million at third quarter end and $440 at year end, the Average Stockholders’ Equity for that year would be equal to the sum of those numbers divided by four, or $417.5 million.

 “Net Income From Operations” is defined to be the “Net Income” for each year included in the Performance Period, as reported in the consolidated financial statements of the Company prepared in conformity with GAAP, as applied to SEC registrants (or any other governing accounting standards as may from time to time in the future be applicable for SEC registrants),  as determined by the Committee in accordance with this  Performance Equity Award Agreement to eliminate on an after-tax basis, the impact of any of the following where such impact occurs during the Performance Period and is specifically set forth in such detail as to identify a change in a quantifiable manner in a required public filing with the SEC prior to the determination of the percentage of Performance Equity Awards earned for the Performance Period:

•	extraordinary items (as such term is used under GAAP);

•	items resulting from a change in tax law;

•	cumulative effect of changes in accounting principles (reported in accordance with GAAP)

•	any quantifiable Non-GAAP (or other applicable accounting standard) adjustment to Net Income.

The Committee may also take into account other adjustments (for example, extraordinary adjustments or unforeseen adjustments) but only if the effect of such adjustment or adjustments would be to reduce the calculated potential Performance Equity Award payout amounts.

“Return on KBW Average Equity” is defined as the average of the “Net Income From Operations” divided by “Average Stockholders’ Equity” for each of the fiscal years ended December 31 during the Performance Period.  By way of example only, if the results of dividing Net Income From Operations by Average Stockholders Equity in each of the years 2011, 2012 and 2013, were 11%, 9% and 10.5%, the Return on KBW Average Equity would be 10.17%.

“Retirement” is defined to mean the termination of employment with KBW or any Subsidiary or Affiliate of KBW  provided that the Employee has (a) reached the age of 60 or older, or (b)(i) served as an employee for a sufficient number of years that the sum of such Employee’s age and the number of years served by such Employee as an employee is equal to or greater than 65, and (ii) entered into the two-year Non-competition/Non-solicitation agreement with KBW in the form set forth on Exhibit B to the Stockholders’ Agreement, dated as of October 30, 2006 between KBW and the Stockholders set forth therein or in such other form having terms as KBW shall, in its sole discretion, deem acceptable.

5.           Settlement of Performance Equity Awards. Subject to Section 4 hereof, the percentage (if any) of your Performance Equity Awards that is earned with respect to a Performance Period, as provided in Section 3 hereof, shall be paid by KBW or a Subsidiary or Affiliate on March 15 after the calendar year end coincident with the end of such Performance Period. Payments hereunder shall be made in shares of Common Stock, in accordance with the Plan and this Performance Equity Award Agreement.  At the time of payment, each Performance Equity Award that the Committee certifies has been earned and directs KBW to pay in shares of Common Stock will be converted into one share of Common Stock (subject to adjustment as provided in Section 6 below and in the Plan).  Only whole shares will be issued, so that any entitlement to a partial Performance Equity Awards will be settled by payment of cash based upon the Fair Market Value of a share of Common Stock as of the end of the Performance Period.  Shares of Common Stock issued in settlement of Performance Equity Awards will be free of any further restriction or retention period other than pursuant to applicable law or KBW restrictions, holding periods or policies generally applicable to you.  All payments will be made net of applicable taxes unless you have made alternative arrangements with KBW to pay taxes at the time of settlement.

6.           Dividends and Other Distributions. During the Performance Period, any ordinary cash dividends paid with respect to shares of Common Stock will not be paid on such shares which may be subject to issuance upon determination of achievement of the applicable performance level.  At the time of settlement of any earned Performance Equity Awards, as provided in Section 5, KBW will be obligated to pay a cash amount equal to the aggregate amount of any such cash dividends declared and paid during the Performance Period, but solely with respect to shares actually issued pursuant to this Performance Equity Award Agreement, net of any applicable taxes.  In the event of any adjustment event described in Section 4.4 of the Plan, including, but not limited to, the issuance of any shares or securities as a dividend, or an extraordinary dividend that is paid in cash, the Committee shall exercise its absolute discretion to make adjustments, changes or modifications to the Performance Equity Awards in accordance with the terms of the Plan.

7.           Termination of Employment. Except as otherwise provided in this Section 7, you will not be entitled earn any Performance Equity Awards pursuant to this Performance Equity Award Agreement with respect to the Performance Period ending after your Termination. In the event of a Termination during a Performance Period due to (a) Termination by KBW or a Subsidiary or Affiliate without Cause, (b) Termination by you with Good Reason or (c) your death, Disability or Retirement, you will be entitled to payment of a pro-rata portion (based on the portion of such Performance Period that you were actively employed by KBW or a Subsidiary or Affiliate) of your Performance Equity Awards at the end of such Performance Period, as if such Termination had otherwise not occurred.

8.           Clawback.  In the event KBW is required to prepare an accounting restatement due to KBW’s material noncompliance (as determined by KBW) with any financial reporting requirement under the federal securities laws, then to the extent the Committee reasonably determines that the performance certified by the Committee, and any payment made with respect to this Performance Equity Award Agreement (in shares of Common Stock or cash in lieu thereof), was based on such materially noncompliant financial statements, you will be obligated to repay to KBW:

 (i) the number of shares that were delivered upon settlement of Performance Equity Awards, less the number of shares that would have been delivered had the financial accounting statements been as presented in the accounting restatement (such number of shares or cash amount determined in each case by the Committee and before satisfaction of tax or other withholding obligations) (the “ Clawback Amount”); provided , however , that to the extent that any of the shares included in the Clawback Amount have been transferred, you shall repay to KBW an amount equal to the number of such shares so transferred multiplied by the Fair Market Value at the end of the Performance Period; plus

(ii) any dividend equivalents that were paid in respect of shares that are the subject of the clawback.

Notwithstanding anything to the contrary, the Board shall have the right to unilaterally amend this Section 8 to the extent deemed necessary or appropriate to reflect the regulations to be adopted by the Securities and Exchange Commission under Section 10D(b)(2) of the Securities and Exchange Act of 1934, as amended, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

9.           Compliance with Restrictive Covenants and Post-Termination Restrictions.  In the event the Committee reasonably determines, and notifies you in writing, that you have violated the terms of any restrictive covenants or post termination restrictions included in any KBW policies or in any agreement applicable to you, any Performance Equity Awards which have not been settled will be cancelled and forfeited and, to the extent there has been settlement of Performance Equity Awards hereunder, you will repay to KBW any and all consideration which may have previously been paid in respect of this Performance Equity Award Agreement in shares of Common Stock or cash; provided, however, that to the extent that any of the shares included in such amount have been transferred, you shall repay to KBW an amount equal to the number of such shares so transferred multiplied by the Fair Market Value at the end of the Performance Period.

10.           409A Compliance.  The parties intend that payments under this Performance Equity Award Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and KBW shall have complete discretion to interpret and construe this Performance Equity Award Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Performance Equity Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by KBW in a manner consistent with such intent, as determined in the discretion of KBW.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Performance Equity Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Performance Equity Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.”  The determination of whether and when a separation from service has occurred for proposes of this Performance Equity Award Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.  Any provision of this Performance Equity Award Agreement to the contrary notwithstanding, if at the time of the your separation from service, KBW determines that you are a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that you are entitled to under this Performance Equity Award Agreement on account of your separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid at the date which is the earlier of (i) six (6) months and one day after your separation from service and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 10 shall be paid to you in a lump-sum.   KBW makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Performance Equity Award Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

11.           Miscellaneous.  The percentage of your Performance Equity Awards earned and settlement of your earned Performance Equity Awards (if any) are governed by this Performance Equity Award Agreement and the Plan. All provisions of your Performance Equity Award are subject to the terms and conditions set forth in the Plan, which are hereby incorporated into this Performance Equity Award Agreement by this reference.  To the extent the terms of this Performance Equity Award Agreement are inconsistent with or modify, amend of supplement any provisions of the Plan, to the extent permitted under the Plan, this Performance Equity Award Agreement will be deemed to be a determination by the Committee to so modify, amend or supplement the Plan and the terms of this Performance Equity Award Agreement will have precedence over the Plan.

If you agree to the foregoing terms and conditions, please execute this Performance Equity Award Agreement and the attached copy of this Performance Equity Award Agreement and return one such executed original copy to the Company.

Sincerely,

KBW, Inc.

By:

Name:
Title:

        I hereby accept the Performance Equity Award described in this Performance Equity Award Agreement in accordance with the terms and conditions set forth herein and those of the KBW, Inc. 2009 Incentive Compensation Plan.

[Name]